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                                                               Exhibit 1-A(5)(f)


                     ENDORSEMENT TO EQUIBUILDER III FLEXIBLE
                         PREMIUM LIFE INSURANCE POLICIES
                  ISSUED TO POLICY OWNERS IN THE STATE OF TEXAS


DISCLOSURE OF GUARANTY FUND NON-PARTICIPATION. In the event the insurer is unable to fulfill its contractual obligation under this policy or contract or application or certificate or evidence of coverage, the policyholder or certificateholder is not protected by an insurance guaranty fund or other solvency protection arrangement.